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                 April 5, 2023

       Patrick Macken
       Chief Legal Officer
       Ribbon Communications Inc.
       6500 Chase Oaks Boulevard, Suite 100
       Plano, Texas 75023

                                                        Re: Ribbon
Communications Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 4, 2023
                                                            File No. 333-271117

       Dear Patrick Macken:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Larry Spirgel, Office
       Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David Ghegan